REPORT OF SHAREHOLDER MEETING UNAUDITED

On September 26, 2005, a shareholder meeting of the Tremont Opportunity Fund, LLC was held at which the eleven Trustees identified below were elected (Proposal No. 1) and the sub-proposals in (Proposal No. 2) were approved as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

NOMINEE/PROPOSAL             FOR            WITHHELD        TOTAL

TRUSTEES
Matthew P. Fink          40,363,110.27     402,069.25    40,765,179.52
Robert G. Galli          40,242,090.98     523,088.54    40,765,179.52
Phillip A. Griffiths     40,412,733.19     352,446.33    40,765,179.52
Mary F. Miller           40,363,110.27     402,069.25    40,765,179.52
Joel W. Motley           40,242,090.98     523,088.54    40,765,179.52
John V. Murphy           40,412,733.19     352,446.33    40,765,179.52
Kenneth A. Randall       40,412,733.19     352,446.33    40,765,179.52
Russell S. Reynolds, Jr. 40,412,733.19     352,446.33    40,765,179.52
Joseph M. Wikler         40,363,110.27     402,069.25    40,765,179.52
Peter I.Wold             40,363,110.27     402,069.25    40,765,179.52
Clayton K. Yeutter       40,363,110.27     402,069.25    40,765,179.52

         FOR          AGAINST         ABSTAIN            TOTAL
Proposal to change the policy on

2A: Borrowing
     39,439,849.25   448,954.86      876,375.41      40,765,179.52

2D: Lending
     39,627,641.74   697,155.22      440,382.56      40,765,179.52

2E: Real Estate and Commodities
     39,877,060.74   397,029.83      491,088.95      40,765,179.52

2F: Senior Securities
     39,769,354.76   497,359.14      498,465.62      40,765,179.52